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                           PHARMACY BENEFIT MANAGEMENT
                               SERVICES AGREEMENT

                                     BETWEEN

                           MAXICARE HEALTH PLANS, INC.

                                       AND

                       MEDIMPACT HEALTHCARE SYSTEMS, INC.






                                 Effective as of
                                 January 1, 2001




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                           PHARMACY BENEFIT MANAGEMENT
                               SERVICES AGREEMENT


         THIS PHARMACY BENEFIT MANAGEMENT SERVICES AGREEMENT, (the "AGREEMENT"), is entered into this December ___, 2000, and shall be effective on the 1st day of January, 2001 (the "Effective Date"), between MedIMPACT Healthcare Systems, Inc., a California corporation ("MedIMPACT,") and Maxicare Health Plans, Inc., a Delaware corporation ("Maxicare."). MedIMPACT and Maxicare are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

         WHEREAS, Maxicare is a holding company and sole shareholder of health maintenance organizations and other health plan organizations currently operating in two states (such organizations hereinafter are referred to individually as a "Plan" or collectively as the "Plans");

         WHEREAS, Maxicare and its Plans have agreed to provide or arrange for the provision of certain health care and related services, including outpatient prescription drug benefits, to eligible Members (as defined herein) of the Plans;

         WHEREAS, Maxicare has entered into administrative services agreements with the Plans through which Maxicare is authorized to provide, or arrange for the provision on behalf of the Plans, certain administrative services, including but not limited to, pharmacy benefit management services;

         WHEREAS, MedIMPACT provides pharmacy benefit management services, including but not limited to, claims adjudication and payment, formulary administration, rebate management, quality assurance, utilization management, physician support services, customer support services, and education concerning the same;

         WHEREAS, MedIMPACT, as part of its pharmacy benefit management services, arranges for the provision of outpatient prescription drug services through agreements with a network of Participating Pharmacies (as defined herein);

         WHEREAS, Maxicare desires that MedIMPACT provide the pharmacy benefit management services described herein and MedIMPACT desires to provide such services subject to the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the mutual promises, terms, and conditions described below, Maxicare and MedIMPACT agree as follows:


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                                    ARTICLE I
                             ADDITIONAL DEFINITIONS

1.1      Administrative Services
"Administrative Services" means the outpatient prescription drug services described in Exhibit B of this Agreement.

1.2      Average Wholesale Price "Average
Wholesale Price" ("AWP") means the wholesale price of a Covered Drug dispensed to a Member as published in the current Blue Book - First Data Bank electronic pricing compendia and any supplements or successors thereto.

1.3      Blended Net Effective Rate.
"Blended Net Effective Rate" means the value calculated by adding the Total Discounted Ingredient Cost plus the Total Fill Fees and dividing the sum of these by the Total Undiscounted Ingredient Cost. Each of these values shall reflect the time period being evaluated for the purposes of calculating the Blended Net Effective Rate. Blended Net Effective Rate shall be calculated using only retail operation.

1.4      Business Day(s)
"Business Day(s)" means any Monday through Friday of a calendar week during the term of this Agreement on which government offices are open for business in Los Angeles County, California, and expressly excludes the time period from a Friday at 5:30 p.m. until the immediately following Monday at 8:30 a.m.

1.5      Claim
"Claim" shall mean a request for payment from Maxicare and/or a Plan for an item or service provided to or to be provided to a Member.

1.6      Claim Form
"Claim Form" shall refer to the method for transmitting information to MedIMPACT via on-line point-of-sale ("POS"), Universal Claim Form ("UCF"), magnetic tape, or diskette by the Participating Pharmacies, and the content thereof, indicating among other things that a prescription has been submitted for payment.

1.7      Clean Claim
"Clean Claim" means a Claim submitted through a Claim Form which has no defect or impropriety or particular circumstance requiring special treatment that prevents timely payment from being made on the Claim. A Claim will not be considered a Clean Claim if it is not for a Covered Drug or for Administrative Services.

1.8      Copayment
"Copayment" means the amount(s) required to be collected by Participating Pharmacies from Members, pursuant to a Member's Evidence of Coverage.


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1.9      Covered Drug(s)
"Covered Drug(s)" means those prescription drugs, pharmacy supplies and related pharmacy services for which a Plan has agreed to provide to Members as identified under a Member's Evidence of Coverage, subject to any limitations, exclusions and Copayment.

1.10     DAW
"DAW" means the process whereby Covered Drugs are dispensed to Members as written by a prescribing provider in accordance with NCPDP standards.

1.11     Date of Service.
"Date of Service" means the actual date a Covered Drug was provided by Pharmacy to a Member.

1.12     Evidence of Coverage
"Evidence of Coverage" means the document evidencing covered health care services and summarizing the terms upon which the Plans are obligated to provide such services to Members. Exhibit C to this Agreement contains pertinent portions of the models of the Evidence of Coverage outlining key features of each Plan.

1.13     Invoice
"Invoice" means the billing statement from MedIMPACT described in Article IV of this Agreement.

1.14     MAC.
The term "MAC" shall refer to the Maximum Allowable Cost of the approximately four to eight hundred (400-800) generic products manufactured by at least three
(3) different drug manufacturers and maintained as MAC drugs according to the predefined criteria. MAC prices are updated quarterly. MAC products are so readily available that standard pricing levels are maintained for realistic reimbursement purposes by managed care and pharmaceutical industries.

1.15     MedIMPACT System
"MedIMPACT System" means the information system, including all software, described in Article V of this Agreement.

1.16     Member(s)
"Member(s)" means those individuals and their dependents who are eligible and entitled to outpatient prescription benefit services from a Plan as verified by MedIMPACT with information prepared and maintained by Maxicare and the Plans.

1.17     Member List(s)
"Member List(s)" means the identifying information supplied by Maxicare and the Plans for the purpose of verifying eligibility and coverage for items or services under this Agreement.


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1.18     Member Group(s)
"Member Group(s)" means an organization or entity that has contracted with Maxicare or a Plan to provide or arrange for the provision of health care services for the organization or entity's employees, retirees, beneficiaries or other eligible Members, and/or their respective spouses and/or dependents.

1.19     MMAC1
"MMAC1" means a MedIMPACT MAC which is lower than the Health Care Financing Administration's Maximum Allowable Cost ("HCFA MAC"). The MMAC1 are updated and revised on a quarterly basis.

1.20     Participating Pharmacy or Pharmacies
"Participating Pharmacy or Pharmacies" means a pharmacy or organization of pharmacies licensed by the State in which it is located and to the extent required by law, in the State in which it is doing business, and which has a valid and existing contract with MEDIMPACT to provide Covered Drugs and services for Members of a Plan, and shall include, but shall not be limited to, Mail Order and e-Pharmacies, if utilized.

1.21     Plan(s)
"Plan(s)" means each health plan for which Maxicare is the holding company and sole shareholder and for which MedIMPACT has agreed to provide services pursuant to this Agreement. The Plans are listed on Exhibit D hereto, as the same may be amended from time to time by Maxicare during the term of this Agreement.

1.22     Standard Report(s)
"Standard Report(s)" means any report form available from the MedIMPACT library of established forms, which includes but is not limited to those report forms identified in Exhibit G.

1.23     Total Discounted Ingredient Cost.
"Total Discounted Ingredient Cost" means the aggregate value of all branded and generic Covered Drugs provided to Members and priced at AWP less the aggregate value of all discounts from branded and generic Covered Drugs (including MAC prices in effect at the time) provided to Members for the time period being evaluated for the purposes of calculating the Blended Net Effective Rate.

1.24     Traveling Member Network.
"Traveling Member Network" means pharmacies that fill prescriptions for Members when such Members are traveling outside of the service area of Participating Pharmacies.

1.25     Total Fill Fee.
"Total Fill Fee" means the aggregate value of all dispensing fees paid to Participating Pharmacies for the time period being evaluated for the purposes of calculating the Blended Net Effective Rate.


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1.26     Total Undiscounted Ingredient Cost.
"Total Undiscounted Ingredient Cost" means the aggregate value of all generic and branded Covered Drugs provided to Members and priced at AWP as of the Date of Service for the time period being evaluated for the purpose of calculating the Blended Net Effective Rate. Total Undiscounted Ingredient Cost shall not include deductions for Copayments or additions for dispensing fees.

1.27     Zero Copay Logic
"Zero Copay Logic" means the reimbursement principle that fixes a Member's Copayment for any generic drug at the Member's standard generic Copayment regardless of whether the net cost of the generic drug could be calculated to be less than the amount of such standard generic Copayment.

                                   ARTICLE II
                      OBLIGATIONS OF MAXICARE AND THE PLANS

2.1      Operation and Oversight of the Plans.

         A. Maxicare and the Plans are responsible for the day-to-day administrative operation of the Plans. Maxicare and the Plans also are responsible for overseeing and monitoring services, including those services to be provided by MedIMPACT under this Agreement. To this end, Maxicare and the Plans shall have the right to oversee and monitor the performance of MedIMPACT, its subcontractors and/or other parties to which MedIMPACT has delegated its duties under this Agreement (any of which are hereinafter referred to individually as a "Delegate" and collectively as "Delegates").

         B. Nothing in this Agreement is intended, or shall be it be construed, to interfere with Maxicare's oversight of the Plans, the Plans' operations, or any Plan function required of Maxicare and the Plans by an accrediting body, a regulatory agency, or pursuant to federal, State or local law.

         C. Maxicare and the Plans shall have the right to terminate this Agreement, or a portion hereof, or any delegation of a duty by MedIMPACT to a Delegate, if, in Maxicare's or a Plan's reasonable determination, services required by this Agreement are not performed satisfactorily or if requisite reporting and disclosure requirements are not fully met in a timely manner. Termination pursuant to this Section 2.1(C) shall be subject to Article VII and
Article VIII of this Agreement.

         D. Maxicare and the Plans shall have the right to terminate this Agreement immediately should MedIMPACT be excluded from participation in any program funded in whole or in part by public funds, including but not limited to the Medicare and Medicaid programs. Maxicare and the Plans also shall have the right to terminate immediately the participation of any Delegate, if the Delegate is excluded from participation in such or similar programs.

         E. Maxicare and the Plans shall have the right to implement, maintain, and enforce Maxicare and Plan policies governing MedIMPACT and Delegates' duties under this Agreement


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and any amendments to this Agreement. Maxicare and the Plans agree to exercise their respective rights under this Section 2.1(E) subject to Article VII and VIII of this Agreement.

         F. Maxicare and the Plans shall have the right to conduct scheduled and random audits, inspections and investigations as Maxicare or the Plans determine is reasonably necessary to oversee MedIMPACT'S or a Delegate's performance of the duties described in this Agreement or any amendment to this Agreement. Maxicare and the Plans agree to provide MedIMPACT and Delegates with reasonable notice of any such audits, inspections and investigations so long as such notice would not, in the sole determination of Maxicare and the Plans, hinder or compromise the purpose of such audit, inspection or investigation. Maxicare and the Plans agree to make reasonable efforts to conduct such audits, inspections and investigations during MedIMPACT or a Delegate's regular business hours.

         G. Maxicare and the Plans shall have the right to require MedIMPACT or its Delegates to take corrective action if Maxicare, a Plan, a regulatory agency, or an accrediting body determines that corrective action is needed with regard to any duty under this Agreement. Maxicare and the Plans shall have the right to revoke the delegation of any duty, if MedIMPACT or its Delegates fail to meet Maxicare or Plan standards in the performance of that duty.

2.2      Provision of Information

         A. Member List(s). Maxicare or the Plan(s) shall provide to MedIMPACT a list of Members for each Plan at least seven (7) days before the Effective Date and shall periodically thereafter add or delete from this list Members based upon eligibility. The Member List shall contain at least the following information, in the form reasonably selected and mutually agreed to by and MEDIMPACT and Maxicare or the Plans, as the case may be:

                  1.       Member identification number
                  2.       Member's full name (lasts, first, and middle initial)
                  3.       Member date of birth
                  4.       Dependent name(s)
                  5.       Dependent date(s) of birth
                  6.       Effective date
                  7.       End date
                  8.       Member Group Number

         B. Evidence of Coverage. Maxicare or the Plan(s) will deliver to MedIMPACT pertinent portions of a model Evidence of Coverage for each Member Group for which MedIMPACT is to provide pharmacy benefit management services under this Agreement. Each such model shall reflect criteria reasonably necessary for MedIMPACT to perform its obligations under this Agreement, including but not limited to, benefit codes, plan specifications and data for Plan sheet setups.


         C. Claims Information. The Parties agree that it is the intent of the Parties that MedIMPACT receive Claims under this Agreement directly from Participating Pharmacies. However, in the event that Maxicare and/or the Plans receive Claims, including but not limited to those Claims submitted for direct reimbursement by Members and pharmacies other than


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Participating Pharmacies, such Claims will be forwarded to MedIMPACT for handling consistent with the terms of this Agreement.

2.3      Exclusivity.

         A. Maxicare and the Plans agree that, subject to MedIMPACT's compliance with its obligations hereunder and subject to the exclusions set forth in the Agreement, MedIMPACT shall be the sole and exclusive provider of the pharmacy benefit management services described in this Agreement for the Plans during the term of this Agreement.

         B. Should any law, rule, or regulatory action of any kind require that Maxicare or a Plan utilize a specified formulary, pharmacy benefit manager, or a specified disease management program, the Parties agree that Maxicare and the Plans may use such formulary, manager or program without violating this Section 2.3.

         C. This Section 2.3 shall no longer apply if either Party has given the other Party notice of intent to terminate this Agreement. In the event of a material breach of this Agreement by MedIMPACT that has not been cured within the time period specified in Article VII, Maxicare may enter into replacement agreements for pharmacy benefit management services during the termination notice period or after termination and such contracts shall not be deemed a violation of this Section 2.3. This remedy is in addition to any other remedies for breach available to Maxicare under this Agreement.

         D. Nothing herein shall prevent Maxicare and the Plans from entering into or continuing any arrangement under which a capitated physician network or hospital has agreed to arrange and pay for outpatient pharmacy services and/or disease state management.

2.4      Acquisition of Organizations or Plans.

In the event that Maxicare acquires another health maintenance organization or health plan during the term of this Agreement, Maxicare will use commercially reasonable efforts to include the membership of the acquired organization or plan under this Agreement at the time of acquistion or, alternatively, within one (1) year of the closing date of such acquisition. Nothing in this Agreement is intended or shall be construed to restrict or require Maxicare to terminate the pharmacy benefit management agreement of an acquired organization or plan. The Parties agree that use of a pharmacy benefit manager other than MedIMPACT for an acquired organization or plan shall not violate any provisions of this Agreement, including without limitation Section 2.3 of this Agreement. The Parties further agree that no obligations of this Section 2.4 shall survive termination of this Agreement.

                                   ARTICLE III
                            OBLIGATIONS OF MEDIMPACT

3.1      Pharmacy Network Administration.

         A. Representations and Warranties Concerning Network. MedIMPACT certifies,


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represents and warrants that: (1) MedIMPACT has arranged for and maintains a network of Participating Pharmacies capable of providing outpatient prescription drug services to Members in accordance with the benefits offered by the Plans;
(2) MedIMPACT has arranged for a sufficient number of Participating Pharmacies located in geographic proximity, as mutually agreed to by the parties, and during service hours as may be required by Maxicare, the Plans, and all applicable law during the term of this Agreement, as the same may be extended; and (3) MedIMPACT Participating Pharmacies are and shall be properly licensed and staffed at all times with licensed and qualified pharmacists. A list of the Participating Pharmacies as of the Effective Date and a list of the reimbursement rates for each of the chain Participating Pharmacies as of the Effective Date are attached hereto as Exhibit L and incorporated herein by reference.

         B. Delegation of Obligations and Authority. Through this Agreement, Maxicare and the Plans delegate to MedIMPACT all their obligations for pharmacy network administration, including credentialing, auditing, utilization management and quality improvement reporting. This delegation authorizes MedIMPACT to negotiate reimbursement rates on behalf of Maxicare and the Plans, however, MedIMPACT agrees that Maxicare and the Plans shall have final authority for accepting or rejecting all proposed rates. MEDIMPACT shall periodically apprise Maxicare and the Plans of the status of negotiations for rates pursuant to this Section 3.1(B).

         C. Transaction Charges and Participation Fees. If MedIMPACT and Participating Pharmacies negotiate for the payment of transaction charges or participation fees by Participating Pharmacies to MedIMPACT, neither Maxicare nor the Plans will participate in such negotiations nor have any responsibilities related to such charges and fees. MedIMPACT certifies, warrants and represents that any and all such charges and fees comply with all applicable laws, rule, regulations and orders.

3.2      Administrative Services.

MedIMPACT agrees to provide the Administrative Services described in Exhibit B and incorporated herein by reference.

3.3      Mail Order Pharmacy Services.

MedIMPACT agrees to provide the Mail Order Pharmacy Services described in Exhibit E and incorporated herein by reference.

3.4      MedDIVIDEND(R) Program Formulary Rebate Management Services

MedIMPACT agrees to provide the formulary rebate management services as described in Exhibit F and incorporated herein by reference.

3.5      Member Protection

         A. MedIMPACT agrees that MedIMPACT shall not maintain any action at law or in equity against a Member or his/her representative to collect sums that are owed by Maxicare or the Plans under the terms of the Agreement, even if Maxicare or the Plans fails to pay, or becomes insolvent or otherwise breaches the terms and conditions of the Agreement.


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         B. This section shall survive termination of the Agreement, regardless of the cause of termination and shall be construed to be for the benefit of Members. This section is not intended to apply to services provided after this Agreement has been terminated, except as otherwise provided in the continuation of care provisions described elsewhere in this Agreement. Nor is this provision intended to apply to health care services that are not covered under the Member's Evidence of Coverage.

         C. MedIMPACT further agrees that this provision supersedes any oral or written agreement to the contrary now existing or hereinafter entered into between MedIMPACT and Member or persons acting on Member's behalf, insofar as the agreement relates to payment for items or services provided under this Agreement.

         D. No modification of this Section 3.5 of this Agreement shall be effective until fifteen (15) days after the appropriate state and/or federal regulating entity has received written notification of the proposed changes, or any longer period that the state or federal regulating entity may require.

         E. MedIMPACT shall ensure that a provision consistent with this Section
3.5 is included in all of its subcontracts with Delegates.

3.6      Optional Services

         A. Web Services. Maxicare and the Plans may, at their option, elect to utilize the Internet web site products and services provided from time to time by MedIMPACT by notifying MedIMPACT in writing. These services include web site hosting, project management, product analysis, client coordination, documentation, testing, product support, quality assurance, data analysis, data loading, database administration, and systems administration. MedIMPACT and Maxicare will enter into a separate agreement for the provision of such web services, provided, however, that the rates charged by MedIMPACT shall, under no circumstances, exceed the lesser of: (1) the rates identified in Exhibit A or
(2) the rates provided to an entity comparable to Maxicare and the Plans in claims volume.

         B. ePharmacy Services. Maxicare and the Plans, at their option, may elect to utilize MedIMPACT's ePharmacy Services by notifying MedIMPACT in writing. Such services refer to MedIMPACT's efforts necessary to make available to Members over-the-counter pharmacy items through Maxicare's web site. These services may include project management, product analysis, client coordination, documentation, testing, support, quality assurance, data analysis, data loading, administration, and coordination with MedIMPACT's mail order services under this Agreement. MedIMPACT and Maxicare will enter into a separate agreement for the provision of such ePharmacy services, provided, however, that the rates charged by MedIMPACT shall, under no circumstances, exceed the lesser of: (1) the rates identified in Exhibit A or (2) the rates provided to an entity comparable to Maxicare and the Plans in claims volume.

         C. MedDIRECT(TM)Pilot Program Services. Maxicare and the Plans may, at their option, elect to utilize MedDIRECT(TM), which is a software application designed to facilitate electronic prescribing. If Maxicare and the Plans elect to utilize MedDIRECT(TM), MEDDIRECT(TM)shall be used


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in four pilot programs, two in California and two in Indiana. Maxicare shall elect to utilize these services and products by notifying MedIMPACT in writing. These pilot programs shall include MedIMPACT'S project management, product analysis, client coordination, documentation, testing, product support, quality assurance, data analysis, data loading, databases administration, and systems administration. MedIMPACT and Maxicare will enter into a separate agreement for the provision of such MedDIRECT(TM) services, provided, however, that the rates charged by MedIMPACT shall, under no circumstances, exceed the lesser of: (1) the rates identified in Exhibit A or (2) the rates provided to an entity comparable to Maxicare and the Plans in claims volume.

3.7      Obligations Related to Participation in Publicly Funded Programs

         A. Compliance with Authority. MedIMPACT shall comply with all applicable laws, regulations, and regulatory agency instructions, including if applicable Medicare laws, regulations and Health Care Financing Administration ("HCFA") instructions, in performing services under the Agreement, including but not limited to, on behalf of Maxicare's Medicare + Choice ("M+C") program.

         B. Compliance By Delegates. MedIMPACT understands, and will ensure that its Delegates, if any, understand and agree, that the same law that would apply to Maxicare if Maxicare performed the services described in this Agreement, also applies to MEDIMPACT and its Delegates, if any, when they perform any of those services.

         C. Protected Information. Subject to the right of access described elsewhere in this Agreement, MedIMPACT and the Delegates shall reasonably comply with all applicable State and/or Federal confidentiality, privacy and security requirements, including but not limited to, requirements of Maxicare and/or HCFA for the M+C program, and the requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") together with its implementing regulations. To the extent and only as may be required by HIPAA, the Parties shall agree that Members may have limited third party beneficiary rights in the confidentiality and security of individually-identifiable health information subject to this Agreement. Any such third party beneficiary rights are intended and shall be narrowly construed as limited to only those afforded under HIPAA and its final implementing regulations, if any. Maxicare and the Plans agree to enforce the provisions of this Section 3.7 (C) in accordance with Articles VII and VIII of this Agreement.


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         D. Inspection of Books and Records. MedIMPACT shall grant, and require its Delegates to grant, all regulatory agencies, including but not limited to HCFA, the Comptroller, the Department of Health and Human Services, and/or their respective designees, the right to inspect any pertinent information related to the Agreement (including but not limited to all books, records, papers, contracts, documentation, facilities and equipment). The right to inspect extends during the term of this Agreement, for at least seven (7) years from the final date of the contract period, and, in certain instances described in applicable law or regulations, for periods in excess of seven (7) years after termination of the Agreement, as appropriate.

         E. Reports. MedIMPACT shall submit, and require its Delegates to submit, to Maxicare any reports or disclosure information as are reasonably required by Maxicare to comply with the provisions of Maxicare's contract, applicable laws, HCFA instructions, or other regulatory agency directives. Standard reports required to be provided periodically under this Agreement are described in Exhibit B and samples of such reports are found at Exhibit "G."

         F. Indemnification. MedIMPACT understands that Maxicare may be held responsible by HCFA or other regulatory authorities if services are not performed in accordance with, among other things, the terms of the contract between Maxicare and HCFA; contracts between Maxicare, the Plans and the single state agency for a Medicaid program; applicable law; and/or other federal or state requirements. MedIMPACT must and hereby agrees to defend and hold harmless Maxicare and the Plans, and Maxicare and the Plans shall have a right to indemnification (including but not limited to court costs and reasonable attorneys fees) from MedIMPACT, if Maxicare or a Plan is sanctioned or otherwise penalized as a result of MedIMPACT's or a Delegate's performance or nonperformance.

         G. Subcontracts and Agreements. All subcontracts, delegation agreements or other arrangements entered into by MedImpact, to secure services for Maxicare and the Plans, must be consistent with the Agreement, Maxicare's contract with HCFA, Maxicare's contract with the single state agency for a Medicaid program, applicable law, Federal M+C Program requirements, and Maxicare policies and procedures, including but not limited to the requirements of 42 CFR Sections 422.502(i)(3) and (4). Because, in addition to providing Administrative Services, MedIMPACT also provides or arranges for the provision of covered health care services, MedIMPACT must ensure that its subcontracts for health care services meet applicable regulatory requirements for provider subcontracts. All administrative and/or provider subcontracts, delegation agreements or other arrangements are subject to approval, suspension and/or termination by Maxicare and the Plans and will contain provisions acknowledging Maxicare and the Plan's rights in this regard.

         H. Federal Funding. MedIMPACT understands that the moneys used to pay MedIMPACT under this Agreement may be, in whole or in part, federal funds. If federal funds are used to pay MedIMPACT, then all laws governing the use of federal funds apply to the Agreement and MedIMPACT's use, or any of its Delegates' use, of those funds, including but not limited to the fraud and abuse laws, Title VI of the Civil Rights Act of 1964, the Age Discrimination Act of 1975, and the Americans with Disabilities Act. MedIMPACT shall not bill, charge, collect a deposit from, seek compensation from, seek remuneration from, seek reimbursement from, impose a surcharge on or have any recourse against Member or persons acting on behalf of


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Member (other than Maxicare) for services provided to the Member that are covered under the Member's Evidence of Coverage.

         I. Capacity. MedIMPACT shall have and maintain during the term of this Agreement the administrative, managerial and financial capacity to perform the duties of MedIMPACT under this Agreement, including but not limited to, the capacity to communicate electronically with Maxicare and, if applicable, HCFA's representatives. Upon reasonable request by Maxicare or a Plan, MedIMPACT shall provide evidence of capacity to perform and failure to do so shall entitle, but not require, Maxicare to terminate this Agreement.

         J. Continuity and Continuing Care. If this Agreement terminates for any reason, including but not limited to insolvency of Maxicare or MedIMPACT, MedIMPACT, for itself and the Delegates, shall take all steps necessary to assure the seamless and timely transition of all services, administrative duties and records, with due attention to confidentiality and continuity of services. MedIMPACT shall require all Participating Pharmacies to assist and cooperate in the orderly transfer of services and records for Members in the event of termination. The Parties agree that these obligations shall survive termination of this Agreement.

         K. Pharmacy Requirements and Inspection. MedIMPACT understands that pharmacy and formulary compliance with federal, state and regulatory agency standards will be required under this Agreement, including those regarding use, storage and handling of pharmaceutical items. In connection with these requirements, MedIMPACT agrees that MedIMPACT shall require of Participating Pharmacies permission for periodic audits by regulatory agencies and/or Maxicare for compliance.

         L. Hold Harmless States for NonPayment Related to Medicaid. MedIMPACT acknowledges and agrees that a portion of the services to be provided under this Agreement are benefits provided by States under a Medicaid program. MedIMPACT agrees that it shall look only to Maxicare or the Plans for payment for services under this Agreement. In the event that Maxicare or the Plans, for any reason, fails to make payment for such benefits, MedIMPACT agrees to, and shall ensure that Participating Pharmacies agree to, hold harmless States administering Medicaid programs for which benefits and services are provided pursuant to this Agreement. MEDIMPACT acknowledges and agrees that this provision and protection are required of all MedIMPACT subcontractors, including the Delegates, and shall survive termination of this Agreement.

3.8      Member Grievance Procedures

MedIMPACT shall abide by Maxicare and each Plan's Member grievance programs, policies and procedures, as may be amended from time to time upon mutual agreement of the parties. MedIMPACT shall ensure the compliance of its Delegates with the same. Maxicare and the Plans agree to provide MedIMPACT and the Delegates with reasonable notice of such procedures and shall exercise their respective rights under this Section 3.8 in accordance with Articles VII and VIII of this Agreement.

3.9      Cooperation

MedIMPACT and its Delegates shall cooperate with Maxicare in Maxicare's and the Plans' reasonable oversight efforts and shall take corrective action as Maxicare or the Plans determines necessary to comply with applicable laws, accreditation body standards, and/or Maxicare or the Plans' policies governing the duties of MedIMPACT or Maxicare's or the Plans' oversight of those duties.

3.10     Contracting Directly with Plans When Required

To the extent that any applicable law or regulatory authority requires contracting directly between the Plans and a provider rather than through administrative services agreements, MedIMPACT agrees to execute and facilitate execution of any and all necessary agreements and/or addenda to this Agreement so long as substantially the same terms of this Agreement are reflected in any new agreements so required.

3.11     Agency Inquiries and Complaints.

If MedIMPACT or a Delegate receives any inquiry, complaint, deficiency notice or request for corrective action from any regulatory authority or from a Member relating to MedIMPACT's duties under this Agreement or the provision of Covered Drugs and Administrative Services, MedIMPACT and/or the Delegate shall notify Maxicare within three (3) Business Days of the receipt of notice of such action.

3.12     Insurance.

MedIMPACT will maintain, at no expense to Maxicare, and will require its Mail Order Pharmacy and Participating Pharmacies, at no expense to Maxicare, policies of general and professional liability insurance in amounts consistent with industry standards. MedImpact shall provide certificates of insurance for itself, its Mail Order Pharmacy and Participating Pharmacies upon request and shall notify Maxicare within ten (10) Business Days if any policy is cancelled or modified during the term of this Agreement.

3.13     Performance Standards.

         A. MedIMPACT shall meet or exceed the performance standards identified at Exhibit H hereto. The penalties identified at Exhibit H as corresponding to performance standards shall be remedies available to Maxicare and the Plans for a failure to meet a performance standard and these penalties shall be in addition to any other remedies available to Maxicare and the Plans. MedImpact agrees that Maxicare and the Plans may terminate this Agreement for habitual or repeated failure to meet such performance standards.

         B. As additional performance standards, MedIMPACT shall provide: (1) an overall pharmacy network reimbursement Blended Net Effective Rate of at least AWP less 24% for Maxicare of California; (2) an overall pharmacy network Blended Net Effective Rate of at least AWP less 22.6% for Maxicare of Indiana; and (3) rates for the Traveling Member Network and Mail Order Pharmacy as they are listed in Exhibit A. The Parties agree that these rates are subject to change based upon the mutual written agreement of the Parties. The Parties further agree that these rates will not change without prior written notice of thirty
(30) calendar days. Blended Net Effective Rate calculations include the Total Fill Fee, Total Discounted Ingredient

Cost, MAC prices in effect at the time of the evaluation and the Total Undiscounted Ingredient Cost.

         C. Notwithstanding the provisions of Section 3.13(B) above, the Parties agree that if Maxicare determines that a pharmacy which is not listed on Exhibit L must participate in the Maxicare pharmacy network (hereinafter a "New Pharmacy") and New Pharmacy will not accept reimbursement rates required to achieve the Blended Net Effective Rate, then New Pharmacy's claims and costs shall be excluded from the calculation to determine the Blended Net Effective Rate. A New Pharmacy or pharmacies shall be reimbursed at a rate mutually agreed to by the Parties.

         D. The Parties agree that in some instances a Member may be required to pay a differential DAW copayment for multi-source drugs based upon a Member's Evidence of Coverage. In such instances, MedIMPACT agrees that the Member's differential copayment shall be calculated as the difference between the brand AWP for the Covered Drug and the MAC for the same Covered Drug plus the base copayment amount for that Member according to the applicable Evidence of Coverage.

         E. MedIMPACT agrees that MedIMPACT's adherence to the performance standards identified in this Section 3.13 has been and remains a material inducement to Maxicare and the Plans' decision to enter into this Agreement. MedIMPACT further agrees that Maxicare and the Plans shall have the right, but not the obligation, to audit MedIMPACT performance for demonstrated savings and compliance with pharmacy network standards according to this Section 3.13(E). The Parties acknowledge and agree that failure by MEDIMPACT to meet or exceed the performance standards identified in this Section 3.13 shall be resolved according to the provisions of Articles VII and VIII of this Agreement.

3.14     Licenses and Certificates.

MedIMPACT agrees to maintain and to require its Participating Pharmacies to maintain all licenses and/or certifications required or necessary to provide the services described in this Agreement, including but not limited to any certifications required by the Medicare and any Medicaid program.

3.15     Services of Clinical Pharmacist.

MedIMPACT shall provide to Maxicare and the Plans the services of a Clinical Pharmacist as more fully described in Exhibit B and according to the Fee Schedule set forth at Exhibit A.

3.16     Limited Agency

Where MedIMPACT is authorized to act on behalf of Maxicare and the Plans in this Agreement, the Parties agree that MedIMPACT is, shall hold itself out to be, and shall operate as a limited agent solely for the specific acts authorized by this Agreement.

3.17     Qualification for MedDIVIDEND(R)

MedIMPACT agrees that as of the Effective Date MedIMPACT has determined that Maxicare and the Plans are qualified to participate in the MedDIVIDEND(R) Formulary Rebate Program described more fully in Exhibit F and incorporated herein by reference. The Parties acknowledge and agree that qualification for any rebate program is subject to the discretion of a participating pharmaceutical manufacturer.


                                   ARTICLE IV
                            COMPENSATION FOR SERVICES

4.1      Billing for Services.

MedIMPACT shall provide Maxicare with a bi-weekly consolidated invoice, with detailed supporting information for Covered Drugs and Administrative Services provided by MedIMPACT in accordance with the terms and conditions of this Agreement ("Invoice"). The Invoice shall contain identifying information by Plan and by line of business (e.g. commercial, Medicare, Medicaid). MedIMPACT shall fax a copy of the Invoice to:

                                    Maxicare
                       Attention: Chief Financial Officer
                                Fax: 213-765-2694

on the day the Invoice is prepared. On the same date, MedIMPACT also shall deposit an original Invoice for Express Mail overnight courier service to:

                                    Maxicare
                       Attention: Chief Financial Officer
                             1149 S. Broadway Street
                         Los Angeles, California 90015.

Concurrent with delivery of the faxed Invoice, MedIMPACT shall deliver supporting documentation via electronic, real time means according to instructions mutually agreed to by the Parties. The person, address and the fax number for delivery of an Invoice pursuant to this Section 4.1 may be changed upon reasonable notice in accordance with the Section 9.14. The rates for Covered Drugs and Administrative Services of MedIMPACT are defined in the Fee Schedule set forth in Exhibit A to this Agreement.

4.2      Payment of  Clean Claims and Administrative Services

Maxicare shall pay, in full, the amount for Clean Claims and Administrative Services as reflected on the Invoice. Maxicare shall pay the Invoice Amount to MedIMPACT within three (3) Business Days of receipt of the faxed Invoice ("Payment Due Date"). Payment shall be made by Maxicare to MedIMPACT via wire transfer using instructions provided by MedIMPACT and delivered to Maxicare on or before the Effective Date. Wire transfer instructions may be amended not less than ten (10) Business Days before such amendment is to be effective.

4.3 Payment to Participating Pharmacies, Pharmacies Other than Participating Pharmacies, and Direct Reimbursement to Members

MedIMPACT shall pay all Clean Claims of Participating Pharmacies within three
(3) Business Days of confirmation of the wire transfer of sums from Maxicare as described in Section 4.2 above. MedIMPACT shall pay all Clean Claims of pharmacies other than Participating Pharmacies and all Clean Claims of Members within a reasonable time and in accordance with applicable law but in no event later than forty-five (45) calendar days from receipt.

4.4      Late Payment.

Failure by Maxicare to wire transfer sums invoiced by MedIMPACT to MedIMPACT within three (3) Business Days of the Payment Due Date shall result in late or non-payment interest at the rate of one and one-half percent (1.5%) a month on any outstanding Invoice amount. Interest shall begin to accrue on the day following the Payment Due Date; provided that no interest shall accrue on any sums contested in good faith by Maxicare and the Plans.

4.5      Non-Payment.

If MedIMPACT does not receive payment from Maxicare within three (3) Business Days in accordance with Section 4.2 of this Agreement, MedIMPACT shall have the right, but not the obligation, to provide Maxicare with written notice of its intent to terminate this Agreement pursuant to this Section 4.5. If MedIMPACT delivers a notice to terminate pursuant to this Section 4.5, termination for nonpayment shall be effective no earlier than ten (10) Business Days from Maxicare's receipt of such notice. If Maxicare delivers payment to MedIMPACT after receipt of a notice of intent to terminate pursuant to this Section 4.5 but before the earliest date for termination as provided in this Section 4.5, such payment shall constitute a cure of non-payment and termination pursuant to this Section 4.5 may not occur. Nothing in this Section 4.5 shall relieve or otherwise alter the duties of MedIMPACT and the Delegates to cooperate and facilitate a seamless transition of care and services upon termination.

4.6      Contest of Amount Owed to MedIMPACT or Participating Pharmacies

Notwithstanding any other provision in this Agreement, Maxicare and a Plan each have a right to and may contest any amount reflected as owed on an Invoice, including without limitation any charges assessed for late payment pursuant to
Section 4.4 above. The Parties agree that payment of an Invoice amount by Maxicare shall not constitute a waiver or estoppel related to contest of any amount billed by MedIMPACT. To contest any Invoice amount, Maxicare and/or a Plan shall fax, according to the notice provisions of Section 9.14 of this Agreement, its contest, specifying the amount contested and the basis for the contest. Upon receipt of such a contest, MedImpact shall respond in writing to the contest within five (5) Business Days. If after MedIMPACT's response or date for response, a contested amount remains in dispute, Maxicare may proceed to dispute resolution as described in Article VII.


                                    ARTICLE V
                          INTELLECTUAL PROPERTY MATTERS

5.1      Use of MedIMPACT System

         A. MedIMPACT represents and warrants that MedIMPACT owns its management information system including the software program(s), reports produced from the software program(s), procedures necessary to use the software program, forms and other documentation, but excluding any hardware or software owned or purchased by Maxicare pursuant to the Fee Schedule at Exhibit A (the "MedIMPACT System").

         B. Maxicare and the Plans acknowledge and understand that, in addition to the MedIMPACT System, MedIMPACT may provide or make available to Maxicare and the Plans (i) MedIMPACT owned software, and/or (ii) software applications owned by third parties that MedIMPACT uses under license agreements with such third parties. Maxicare and the Plans acknowledge and agree that (i) title to all such MedIMPACT software and software applications remains with and is subject to the proprietary rights of MedIMPACT or its third party vendors, and (ii) such software and software applications may contain trade secrets and other valuable proprietary information of MedIMPACT or its third party vendors. Maxicare and the Plans agree neither will reverse assemble, reverse compile, reverse engineer, modify, reproduce, distribute, prepare derivative works based on, or demonstrate such software or such software applications in whole or in part.

5.2      Usage of the MedIMPACT System.

MedIMPACt hereby grants to Maxicare and the Plans the right to use of the MedIMPACT System (as the same may be modified or changed) and all related documentation. The right to use of the MedIMPACT System shall commence on the Effective Date and shall terminate ninety (90) days after the termination or expiration of this Agreement.

5.3      Support and Maintenance.

         A. During the term of this Agreement, MedIMPACT shall provide telephonic support of the MedIMPACT System and all software and hardware provided by MedIMPACT or used by Maxicare and the Plans pursuant to this Agreement. MedIMPACT shall provide such telephonic support to Maxicare and the Plans' personnel during the regular business hours of the Information Technology department of MedIMPACT. Such support shall be provided without additional cost to Maxicare and the Plans.

         B. In addition to telephonic support as provided in Section 5.3(A), MedIMPACT shall, at the request of Maxicare and/or a Plan, provide on-site support and training to designated personnel, for which Maxicare shall reimburse MedIMPACT according to the Fee Schedule at Exhibit A.

         C. During the term of this Agreement, MedIMPACT shall make available and provide to Maxicare and the Plans, at no cost, all maintenance releases of any MedIMPACT software and other software used by MedIMPACT, Maxicare or the Plans pursuant to this Agreement. For the purposes of this Agreement, a "maintenance release" shall mean a version of the applicable software that incorporates corrections and enhancements, but does not necessarily include additional capability or functionality.

         D. During the term of this Agreement, MedIMPACT shall offer copies of any and all upgrade versions of the MedIMPACT System and software used by MedIMPACT or Maxicare and the Plan pursuant to this Agreement, if any, to Maxicare and the Plans at the rates offered to a client or customer of MedIMPACT comparable to Maxicare and the Plans in claims volume. For the purpose of this Agreement, an "upgrade version" means a version of a computer program that incorporates additional capability or functionality and that is not distributed to licensees without charge.

5.4      Data and Records.

MedIMPACT understands and agrees that MedIMPACT receives no ownership rights in the materials, data or records furnished by Maxicare and the Plans ("Maxicare Data"). Except as set forth herein or as specifically authorized by Maxicare and/or a Plan in writing MEDIMPACT will not disclose Maxicare data to a third party or make any other use of Maxicare Data. MedIMPACT shall be responsible for conformance with all laws, statutes, rules, regulations and other obligations relating to MedIMPACT's handling of private information relating to medical records obtained by or for Maxicare and the Plans and their subsidiaries and affiliates.

5.5      Representations and Warranties

         A. MedIMPACT represents and warrants to Maxicare and the Plans, that the MedIMPACT System contains the components and operates within the parameters identified in this Agreement. MedIMPACT further represents and warrants to Maxicare and the Plans that at all times during the term of this Agreement, the MedIMPACT System will operate in all respects in accordance with the standards set forth in this Agreement, including without limitation, the Performance Guarantees described in Exhibit H hereto.

         B. MedIMPACT represents and warrants that MedIMPACT owns or has the unencumbered right to use and license all the hardware and software components used to provide the services contemplated under this Agreement including, without limitation the MEDIMPACT System.

5.6      Indemnification.

MedIMPACT shall defend, hold harmless and indemnify Maxicare and Plans against any claim that its system when used within the scope of this Agreement infringe a patent, copyright, or trade secret right enforceable in the United States, provided that: (1) Maxicare or Plans notifies MedIMPACT in writing within thirty
(30) days of Maxicare or the Plans' receipt of written notice of the claim; (2) MedIMPACT has sole control of the defense and all related settlement negotiations subject to Maxicare and the Plans' rights as a real party in interest and subject to

Maxicare and the Plans' potential exposure for independent but related claims or actions; and (3) Maxicare or Plans provide MedIMPACT with reasonable assistance, information and authority necessary to perform (1) and (2) above. If the MedIMPACT System or other service provided by MedIMPACT is, or in MedIMPACT's reasonable opinion is likely to be, held to be infringing, MedIMPACT shall at its option and sole expense either (a) procure the right for Maxicare and the Plans to continue using it, (b) replace it with a non-infringing equivalent reasonably satisfactory to Maxicare and the Plans, or (c) modify it to make it non-infringing.


                                   ARTICLE VI
                                     RECORDS

6.1      Maintenance of Records.

MedIMPACT shall maintain, in the original form or other media incorporating all information contained on the original, the Claims received from any source and adequate records to establish payment. Upon notification to MedIMPACT, Maxicare and each Plan shall have access to such records during normal business hours. All information must be readable by Maxicare and the Plans. If records are kept in only electronic form, all records must be backed up periodically according to a schedule acceptable to Maxicare and the Plans.

6.2      Ownership of Records.

All Claim information obtained by MedIMPACT shall be the property of Maxicare and the Plans. All Claim Forms, report formats and other records pertaining to the processing of Claims through the system shall be the property of MedIMPACT. These records shall remain accessible for examination and audit by the Parties for three (3) years after the date of payment of Claims. The Parties agree to make reasonable efforts to provide a request for examination and audit with reasonable prior notice and during regular business hours, when reasonably feasible to do so.

6.3      Non-Disclosure or Use Member Information.

MedIMPACT, for itself and its Delegates agrees to never disclose or use any Member information, including but not limited to individually-identifiable data, for any purpose other than those identified in this Agreement. The Parties agree that all Member information relating to Covered Drugs and other records identifying individual Members shall be treated by the Parties as confidential except and only to the extent that disclosure may be required or permitted by law or regulations.

6.4      Confidential Proprietary Information

MedIMPACT agrees to ensure the confidentiality of all information obtained by MedIMPACT from Maxicare or the Plans, including but not limited to: financial, utilization, or any other information related to the delivery of health care. MedIMPACT may use information in a blinded, cumulative manner for general plan performance comparisons so long as and only as consistent with applicable confidentiality, security and privacy law. MedIMPACT shall provide Maxicare a copy of any general plan performance comparison using Maxicare information to the extent allowed by applicable law. MedIMPACT further agrees that all utilization, formulary and

Pharmacy and Therapeutics programs developed in conjunction with Maxicare and/or the Plans shall not be provided to a competitor or any other MedIMPACT clients within the service areas of a Plan.

                                   ARTICLE VII
                               DISPUTE RESOLUTION

7.1      Informal Resolution for Operational Issues (Non-Payment Related)

The Parties agree to meet and confer in good faith to resolve any controversy, disputes or claims (any or all of which shall hereinafter be referred to as a "Dispute") that may arise under this Agreement. No demand for arbitration of any Dispute may be made unless and until:

         a. The Party alleging the Dispute has first sent a written notice ("Notice of Dispute") to the Party against whom the dispute is alleged. The Notice of Dispute shall:

             1. be sent within thirty (30) calendar days after the facts giving rise to the Dispute have become known or should have become known to the Party alleging the Dispute,

             2.   be sent in accordance with the notice provisions of Section
                  9.14 of the Agreement; and

             3. describe with reasonable specificity the facts underlying the Dispute, the amount involved, if any, and the relief sought;

         b. The Party to whom the Notice of Dispute has been sent has been given five (5) Business Days to respond and either responds within or fails to respond to the Notice of Dispute within such five (5) Business Days; and

         c. If a timely response is made, the Party alleging the Dispute shall reply to the response with specificity within five (5) Business Days of receipt of the response.

Notwithstanding anything to the contrary in this Section 7.1, either Party may demand arbitration after the earlier of forty-five (45) calendar days have elapsed since the Notice of Dispute was sent or the Party demanding arbitration has determined that circumstances warrant the demand for arbitration to permit a provisional remedy pursuant to California Code of Civil Procedure Section 1281.8 or other applicable law.

7.2      Mandatory, Binding Arbitration

         A. Mandatory for Disputes. Any Dispute between the Parties arising out of or relating to interpretation, performance or breach of this Agreement that has not been resolved through the informal resolution process of Section 7.1 above shall be resolved by mandatory, binding arbitration at the request of either Party, in accordance with the California Arbitration Act, California Code of Civil Procedure, Section 1280 et seq. and subject to the terms of this
Section 7.2 of the Agreement.

         B. Qualifications of Arbitrator. A single, neutral arbitrator who is licensed to practice law in the State of California or is a retired judge of the State of California and who has expertise in the field of health law and/or health care shall conduct the arbitration in the county of the defending party.

         C. Selection of Arbitrator. The arbitration shall be conducted under the auspices of the American Health Lawyers Association ("AHLA"), except that if AHLA is no longer in existence or is otherwise unable to appoint a neutral arbitrator, the parties shall conduct the arbitration in accordance with the Commercial Rules of the American Arbitration Association ("AAA") as supplemented by this Article VII. If the Parties are unable to agree on the choice of the arbitrator, then the Parties agree that either the AHLA or AAA, as the case may be, shall appoint a neutral arbitrator with health law or health care expertise.

         D. Applicable Law, Discovery and Evidence. The arbitrator shall apply California substantive law and federal substantive law where State law is preempted. Civil discovery for use in such arbitration may be conducted in accordance with the California Code of Civil Procedure and the California Evidence Code, and the arbitrator shall have the power to enforce the rights, remedies, duties, liabilities, and obligations of discovery by the imposition of the same terms, conditions, and penalties as can be imposed in like circumstances in a civil action by a superior court of the State of California. The provisions of California Code of Civil Procedure Sections 1283 and 1283.05 concerning the right to discovery and the use of depositions in arbitration are incorporated herein by reference and made applicable to this Agreement. Each Party shall have the right to no more than ten (10) depositions of individuals or entities, including depositions of expert witnesses, and each party shall have the right to copies of all exhibits and demonstrative evidence to be used at the arbitration no less that ten (10) calendar days before the arbitration. Rebuttal and impeachment evidence need not be exchanged until presented at the arbitration hearing.

         E. Powers of Arbitrator. The arbitrator shall have the power to grant all legal and equitable remedies (except as otherwise provided in Subparagraph G, below) and award compensatory and consequential damages as provided by California law, except that punitive or exemplary damages may not be awarded. The arbitrator shall prepare in writing and provide to the Parties an award explaining his or her findings of fact and legal authority supporting the arbitrator's award. The arbitrator shall not have the power to commit errors of law or legal reasoning, and in addition to any other grounds for relief pursuant to the California Arbitration Act or other applicable or law, the arbitrator's award may be vacated pursuant to California Code of Civil Procedure Section 1286.2 or 1286.6 for any error of law or legal reasoning that affects the merits of the arbitrator's award.

         F. Costs. The costs of arbitration shall be borne equally by the Parties and shall not be reallocated by the arbitrator or any court. Each Party shall pay its own attorney's fees, and responsibility for attorney fees shall not be reallocated by the arbitrator or any court.

         G. Equitable Relief and Provisional Remedies. Notwithstanding the foregoing, in the event that either Party wishes to obtain provisional relief or remedies, including but not limited to, a temporary restraining order or preliminary injunction (collectively, "Provisional Relief"), such Party may initiate an action for Provisional Relief in a court located in Los Angeles, California and the decision of such court with respect to the shall be subject to appeal only through the courts. The courts shall not have authority or jurisdiction to grant or review any request or demand for damages or other monetary compensation.

7.3      Time Limitations

Notwithstanding any provision to the contrary in this Agreement, a demand for arbitration shall be made within twelve (12) months from the date the Party demanding arbitration knows or should have known the Dispute exists. If demand for arbitration is not made within the twelve (12) month period described herein, the Party alleging the Dispute shall be deemed to have waived and released the claim(s) or cause(s) of action and shall be barred from demanding arbitration or pursuing any other remedy, at law or in equity, pertaining to the Dispute or the facts and/or issues giving rise to or relating to the Dispute. In the event that any applicable statute of limitations would bar a Dispute earlier than the twelve (12) month period specified herein, the shorter statute of limitations shall apply. Nothing in this Section 7.3 shall extend the time period for institution of legal or equitable proceedings beyond the twelve (12) month period specified herein.

7.4      Waiver of Jury Trial.

EACH PARTY BY EXECUTION OF THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A JURY TRIAL FOR ANY DISPUTE ARISING OUT OF THIS AGREEMENT.

                                  ARTICLE VIII
                              TERM AND TERMINATION

8.1      Term.

This Agreement shall become effective on the Effective Date and, unless terminated earlier as provided herein, shall continue for a term of three (3) years (the "Initial Term"). This Agreement shall automatically continue for one
(1) additional year ("Successive Term") unless either Party provides notice to the other Party by 5 p.m. (PST) on September 30, 2003 that the terminating Party intends to terminate this Agreement at the end of the Initial Term. The end of the Initial Term shall be 11:59 p.m. (PST), December 31, 2003 and the end of the Successive Term shall be 11:59 p.m. (PST), December 31, 2004.

8.2      Termination For Cause .

         A. Except for a Maxicare failure to make payment as provided for in
Section 4.5 below, this Agreement may be terminated for cause, provided notice and opportunity for cure is afforded according to this Section 8.2.

         B Upon receipt of a written notice of termination for cause ("Cause Termination Notice"), a non-terminating Party shall have thirty (30) calendar days to cure the identified noncompliance. The Cause Termination Notice shall state with reasonable specificity the conduct required for cure and identify the last date for cure (the "Cure Deadline").

         C. If cure is achieved on or before the Cure Deadline, the terminating Party shall fax to the non-terminating Party in accordance with the notice provisions of Section 9.14 of this Agreement, a written confirmation of the cure ("Cure Confirmation") on or before the Cure Deadline.

         D. If the terminating Party has not faxed a Cure Confirmation to the non-terminating Party in accordance with Section 8.3(C) above, this Agreement will terminate at 12:00 a.m. on the eleventh (11th) Business Day following the Cure Deadline without further action by the Parties or on such later date as may be designated by the terminating Party.

8.3       Termination Without Cause.

         This Agreement may be terminated at any time upon the mutual written consent of the Parties. Termination pursuant to this Section 8.3 shall be effective on the date mutually agreed upon by the Parties and set forth in the written consent to terminate.

8.4      Continuing Obligations Upon Termination.

         A. Upon termination of this Agreement for any reason, MedIMPACT shall, and MedIMPACT shall ensure that the Delegates, continue to perform their respective obligations under this Agreement at the rates established in this Agreement until the earlier of either:

         (1). Maxicare and the Plans have made provisions for the assumption of such services by alternative pharmacies, a pharmacy benefit manager or pharmacy network; or

         (2) Ten (10) Business Days have passed since the date of termination pursuant to Sections 4.5, 8.1, 8.2, or 8.3 whichever the case may be.

         B. MedIMPACT shall obtain the consent of the Participating Pharmacies to these continuing obligations in the form of the Maxicare Rider attached hereto as Exhibit I and incorporated herein by reference. MedIMPACT'S obligation to obtain such consent shall be a continuing obligation and copies of each executed Maxicare Rider shall be forwarded to Maxicare in accordance with the notice provisions of Section 9.14 or as otherwise directed by Maxicare. MedIMPACT shall notify Maxicare of any refusal of any Participating Pharmacy to consent to the Maxicare Rider within ten (10) Business Days of MedIMPACT'S receipt of such refusal. MedIMPACT shall obtain such consents of Participating Pharmacies within ninety (90) calendar days of the Effective Date.

                                   ARTICLE IX
                               GENERAL PROVISIONS

9.1      Additional Documents.

Each Party agrees to execute any document(s) that may be reasonably requested from time to time in writing by the other party to implement or complete the party's obligations pursuant to this Agreement. The Party shall execute and return such document(s) within ten (10) Business Days of receipt of the other Party's written request, unless otherwise indicated.

9.2 Amendment. This Agreement or any part or section of it may be amended at any time during the term of the Agreement only by mutual written consent of duly authorized representatives of the Parties.

9.3      Assignment

This Agreement is one for personal services of MedIMPACT and may not be assigned by MedIMPACT. Any attempt to assign this Agreement without Maxicare's prior written consent shall be void. Further, any rights or duties hereunder may not be subcontracted or otherwise assigned or delegated by MedIMPACT without the written consent of Maxicare, except as provided otherwise hereunder. In the event that MedIMPACT obtains written consent to enter into contracts or subcontracts with other vendors or providers to perform any of MedIMPACT's obligations hereunder, MedIMPACT shall be responsible for assuring performance by its contractors or subcontractors with this Agreement and any amendments to this Agreement.

Maxicare may not assign this Agreement or any portion thereof to any service or organization without first having obtained prior written consent of MedIMPACT. Any attempt to assign this Agreement without MedIMPACT's prior written consent shall be void.

9.4      Change In Law.

In the event that any applicable federal or state statutes or rules or regulations are amended, modified, or altered, such that this Agreement or any material term or condition becomes illegal or unlawful, the Parties hereby agree that they will negotiate in good faith in order to create another arrangement which approximates, as closely as possible, a legal equivalent of the Agreement. If the Parties are unable to so amend, modify or alter this Agreement, the Parties may terminate this Agreement by mutual consent according to Article VIII.

9.5      Choice of Law.

This Agreement shall be construed, interpreted, and governed according to the laws of the State of California.

9.6      Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

9.7      Entire Agreement.

This Agreement and the exhibits identified below contain the entire agreement of the parties hereto and supersede all prior agreements, representations and understandings, whether written or oral, between the parties relating to the subject matter hereof.

9.8      Exhibits

The exhibits to this Agreement are an integral part of this Agreement and are incorporated by reference as if set forth fully herein.

9.9      Force Majeure.

The Parties shall be excused, discharged, and released from performance under this Agreement to the extent that all or part of the Agreement cannot be performed due to causes which are outside the control of the Parties, and could not be avoided by the exercise of due care, including but not limited to acts of God, acts of a public enemy, acts of a sovereign nation or any state or political subdivision or any department or regulatory agency thereof or entity created thereby, acts of any person engaged in a subversive activity or sabotage, fires, floods, earthquakes, explosions, freight embargoes, or by any enforceable law, regulation or order. The foregoing shall not be considered to be a waiver of any continuing obligations under this Agreement, and as soon as conditions cease, the party affected thereby shall fulfill its obligations as set forth under this Agreement.

9.10 Further Assurances. The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

9.11     Headings.

The headings of articles and sections contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12     Independent Contractors.

The Parties are independent entities and nothing in this Agreement shall be construed or be deemed to create a relationship of employer and employee or any relationship other than that of independent parties contracting with each other solely for the purpose of carrying out the provisions of this Agreement.

9.13     Non-discrimination.

MedIMPACT, its Delegates and Maxicare and Plans shall not unlawfully discriminate against any employee or applicant for employment because of race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age, or gender. MEDIMPACT, its Delegates and Maxicare and Plan shall ensure that the evaluation and treatment of their employees and applicants for employment are free of such discrimination. MedIMPACT shall include the non-discrimination and compliance provisions of this section in all subcontracts to perform services under this Agreement. MedIMPACT, its Delegates and Maxicare and Plans shall not discriminate against any Member because of race, color, creed, religion, ancestry, marital status, sexual orientation, national origin, age, sex, economic status, or physical or metal handicap in accordance with Title VI of the Civil Rights Act of 1964, 42 USC Section 2000d, rules and regulations promulgated pursuant thereto, or as otherwise provided by law or regulation.

9.14     Notice.

Any notice required or permitted by this Agreement, unless otherwise specifically provided for in this Agreement, shall be in writing and delivered in person or sent by regular, registered or certified mail, or Priority or Express Mail overnight delivery courier, with postage prepaid, or by facsimile transmission with confirmation of delivery mailed on the date of transmission, and shall be deemed sufficient notice if provided in this manner and directed to:

         To MedIMPACT:              10680 Treena Street, 5th Floor
                                    San Diego, CA 92131
                                    Attention:  Stanley Hutchinson
                                    Fax:  858-549-5350

         To Maxicare:               Maxicare Health Plans, Inc.
                                    Paul Dupee, Jr., Chief Executive Officer
                                    1149 South Broadway Street
                                    Los Angeles, CA  90015
                                    Fax:  213-765-2694

                                    Maxicare
                                    Vice President and General Manager 1149
                                    South Broadway Street Los Angeles, CA 90015
                                    Fax: 213-765-2694

                                    Maxicare Life & Health Insurance Company
                                    President 1149 South Broadway Street Los
                                    Angeles, CA 90015 Fax: 213-765-2694

                                    Maxicare Indiana, Inc.
                                    Vice President and General Manager
                                    9480 Priority Way West Drive
                                    Indianapolis, Indiana  46240
                                    Fax:  317-574-0713

The Parties may change the names and addresses noted above through written notice in compliance with this Section 9.14. Any notice sent by registered or certified mail, return receipt requested shall be deemed given on the date of delivery shown on the receipt card, or if delivery is rejected or no delivery date is shown, the postmark date. If sent by regular mail, the notice shall be deemed given three (3) Business Days after the notice is addressed and mailed with postage prepaid to the correct address. Notices delivered by Priority or Express Mail overnight courier service that guarantee next day delivery shall be deemed given on the date of delivery shown on the receipt card, or if delivery is rejected or no delivery date is shown, two (2) Business Days after delivery of the notice to said courier. If notice is transmitted via facsimile, notice shall be deemed delivered upon deposit of a facsimile confirmation in the United States mail.

9.15     Severability.

If any provision of this Agreement shall be invalid, illegal, or unenforceable by a court of competent jurisdiction, the remaining provisions hereof shall not in any way be affected or impaired thereby.

9.16     Subcontracts.

MedIMPACT shall maintain and make available to Maxicare, the Plans, and all regulatory agencies with authority and jurisdiction over performance of this Agreement copies of all MedIMPACT subcontracts. MedIMPACT shall have written subcontracts with all Participating Pharmacies. All MedIMPACT subcontracts shall be consistent with this Agreement.

9.17     Successor in Interest.

This Agreement shall be binding on any successor in interest to a Party, which shall include without limitation (i) the purchaser or lessee of substantially all of the Party's assets and (ii) the transferees of a majority of the Party's equity (excluding transfers to the Party and persons and entities that are equity holders of the Party on the Effective Date), whether such transfer is by sale or otherwise and whether such transfer is in one or a series of transactions.

9.18     Third Parties.

Except as expressly provided otherwise herein, this Agreement is not intended and shall not be construed to create any rights for any third party.

9.19     Use of Name.

Neither Party shall use the other party's name, trade or service mark, logo, or the name of any affiliated company in any advertising or promotional material, presently existing or hereafter established, except in the manner and to the extent permitted by prior written consent of the other Party.

9.20     Waiver.

Except as provided otherwise in this Agreement, the waiver by either Party of any breach of this Agreement shall not constitute a waiver of any subsequent breach of any term or condition hereof.


MEDIMPACT HEALTHCARE                        MAXICARE HEALTH PLANS, INC.
SYSTEMS, INC.


- -----------------------------------         ------------------------------------
STANLEY J. HUTCHINSON,                      BY
PRESIDENT/COO
                                            ------------------------------------
                                            NAME

                                            ------------------------------------
                                            TITLE

- -----------------------------------         ------------------------------------
DATE                                        DATE